Exhibit 3.145

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:45 PM 09/12/2012
FILED 02:42 PM 09/12/2012
SRV 121023903 - 5211709 FILE

CERTIFICATE OF FORMATION

OF

NRG HOMER CITY SERVICES LLC

1.                                      Name: The name of the limited liability company is NRG Homer City Services LLC.

2.                                      Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                      Organizer: The name and address of the sole organizer of the limited liability company is Chris Manoussakis, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG Homer City Services LLC this 12th day of September, 2012.

/s/ Chris Manoussakis
Chris Manoussakis
Authorized Person